Exhibit 99.2

Contacts:
Medivation, Inc.	Lippert/Heilshorn & Associates
Patrick Machado, Chief Financial Officer	Bruce Voss/Don Markley
(415) 543-3470 x201	(310) 691-7100

MEDIVATION FILES REGISTRATION STATEMENT FOR

UNDERWRITTEN FOLLOW-ON OFFERING

SAN FRANCISCO (October 11, 2005) – Medivation, Inc. (OTCBB: MDVN) filed a Registration Statement on Form SB-2 on October 6, 2005 for a proposed offering by the Company of 8,700,000 shares of its common stock. The Company expects to grant the underwriter an option to purchase an additional 1,305,000 shares of its common stock to cover over-allotments, if any.

Adams Harkness, Inc. is acting as the underwriter of the proposed offering. The offering of the securities is made only by means of a prospectus, copies of which may be obtained, when available, from Adams Harkness, Inc., Capital Markets Desk, 99 High Street, 12th Floor, Boston, Massachusetts 02110, telephone 1-800-225-6201.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state.

About Medivation

Medivation, Inc. seeks to acquire, develop and sell or partner biomedical technologies in the early-development stage of the research and development process – the stage beginning with the identification of a specific biomedical product candidate with a demonstrated scientific rationale for further development, and ending upon the completion of Phase II clinical trials designed to provide evidence of potential safety and efficacy in patients.

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